Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Aspen Aerogels, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.00001 par value	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, $0.00001 par value	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Debt	Debt Securities	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Other	Warrants	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Other	Rights	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Other	Units	456(b) and 457(r)	(1)	(2)	(2)	(3)	(3)
	Equity	Common Stock, $0.00001 par value	Rule 457(o)	(4)	(2)	$150,000,000	0.0000927	$13,905
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amount				(2)	(2)	0.0000927	(3)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$13,905

(1)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.E. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to $13,905 to be paid in connection with the primary offering of common stock described in this table, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a “pay-as-you-go” basis in accordance with Rule 457(r).

(4)	An indeterminate number of shares of common stock is being registered as may from time to time be offered hereunder at indeterminate prices.